Exhibit 99.1

3003 Tasman Drive, Santa Clara, CA 95054	Contact:
www.svb.com	Meghan O'Leary
Investor Relations
For release at 1:00 P.M. (Pacific Time)	(408) 654-6364
October 24, 2013

NASDAQ: SIVB
SVB FINANCIAL GROUP ANNOUNCES 2013 THIRD QUARTER FINANCIAL RESULTS

SANTA CLARA, Calif. — October 24, 2013 — SVB Financial Group (NASDAQ: SIVB) today announced financial results for the third quarter ended September 30, 2013.

Consolidated net income available to common stockholders for the third quarter of 2013 was $67.6 million, or $1.46 per diluted common share, compared to $48.6 million, or $1.06 per diluted common share, for the second quarter of 2013, and $42.3 million, or $0.94 per diluted common share, for the third quarter of 2012. Consolidated net income for the third quarter of 2013 included pre-tax gains of $31.9 million from the increased valuation of one of our portfolio companies, FireEye, Inc. (“FireEye”), consisting of gains from equity warrant assets of $8.1 million, and gains from nonmarketable and other securities of $29.4 million, net of noncontrolling interests (see non-GAAP reconciliation under the section “Use of Non-GAAP Financial Measures”) and net of related incentive compensation expense.

“We delivered a very strong quarter marked by outstanding loan growth, high credit quality, exceptional gains on venture capital-related investments, and substantial growth in total client funds,” said Greg Becker, President and CEO of SVB Financial Group.  “This is our 30th year of partnering with entrepreneurs and investors in the innovation sector, which continues to grow and thrive, often in direct contrast to the broader economy. We are more convinced than ever we’re serving the right markets with significant opportunities for growth.”

Highlights of our third quarter 2013 results (compared to second quarter 2013, unless otherwise noted) included:

•	Average loan balances of $9.5 billion, an increase of $524 million (or 5.8 percent). Period-end loan balances were $9.8 billion, an increase of $203 million (or 2.1 percent).

•
Average total client funds (including both on-balance sheet deposits and off-balance sheet client investment funds) were $44.5 billion, an increase of $2.7 billion (or 6.5 percent) with average total on-balance sheet deposits increasing by $0.9 billion, or 2.1 percent, and average total off-balance sheet client investment funds increasing by $1.8 billion, or 3.9 percent.

•	Net interest income (fully taxable equivalent basis) of $177.5 million, an increase of $7.0 million (or 4.1 percent).

•	Net interest margin decreased by 8 basis points to 3.32 percent.

•	A provision for loan losses of $10.6 million, compared to $18.6 million.

•
Gains on investment securities of $187.9 million, compared to $40.6 million. Non-GAAP gains on investment securities, net of noncontrolling interests, were $36.5 million, compared to $9.5 million. (See non-GAAP reconciliation under the section “Use of Non-GAAP Financial Measures”.)

•	Gains on equity warrant assets of $18.8 million, compared to $7.2 million.

•	An increase in noninterest expense of $17.2 million (or 12.0 percent) primarily due to additional incentive compensation expense resulting from the quarter's performance.

•	A pre-tax loss of $3.9 million for an impairment on a single direct equity investment and an increase in income tax expense of $2.9 million for a one-time prior period tax adjustment.

Consolidated net income available to common stockholders for the nine months ended September 30, 2013 was $157.1 million, or $3.43 per diluted common share, compared to $124.7 million, or $2.79 per diluted common share, for the comparable 2012 period. Non-GAAP net income available to common stockholders for the nine months ended September 30, 2012 was $119.1 million, or $2.67 per diluted common share. (See non-GAAP reconciliation under the section “Use of Non-GAAP Financial Measures”.)

Third Quarter 2013 Summary

(Dollars in millions, except share data and ratios)	Three months ended					Nine months ended
	September 30, 2013	June 30, 2013	March 31, 2013	December 31, 2012	September 30, 2012	September 30, 2013	September 30, 2012
Income statement:
Diluted earnings per common share	$1.46	$1.06	$0.90	$1.12	$0.94	$3.43	$2.79
Net income available to common stockholders	67.6	48.6	40.9	50.4	42.3	157.1	124.7
Net interest income	177.1	170.1	163.2	160.6	154.4	510.3	457.3
Provision for loan losses	10.6	18.6	5.8	15.0	6.8	35.0	29.3
Noninterest income	257.7	98.2	78.6	126.7	69.1	434.5	208.9
Noninterest expense	160.5	143.3	149.0	143.0	135.2	452.8	402.9
Non-GAAP net income available to common stockholders (1)	67.6	48.6	40.9	50.4	42.3	157.1	119.1
Non-GAAP diluted earnings per common share (1)	1.46	1.06	0.90	1.12	0.94	3.43	2.67
Non-GAAP noninterest income, net of noncontrolling interests and excluding gains on sales of certain assets (1)	105.8	67.5	56.1	75.6	55.6	229.4	164.8
Non-GAAP noninterest expense, net of noncontrolling interests (1)	157.2	140.4	146.2	141.2	132.4	443.8	393.5
Fully taxable equivalent:
Net interest income (2)	$177.5	$170.5	$163.6	$161.0	$154.9	$511.6	$458.8
Net interest margin	3.32%	3.40%	3.25%	3.13%	3.12%	3.32%	3.21%
Balance sheet:
Average total assets	$23,072.7	$22,093.3	$22,314.6	$22,377.8	$21,727.2	$22,496.1	$20,953.0
Average loans, net of unearned income	9,545.9	9,022.2	8,680.9	8,274.9	7,907.6	9,086.2	7,318.5
Average available-for-sale securities	10,082.2	10,425.8	10,887.5	10,743.8	10,569.7	10,462.2	10,666.0
Average noninterest-bearing demand deposits	13,665.5	13,257.5	13,386.5	13,843.8	12,914.7	13,437.5	12,403.4
Average interest-bearing deposits	5,894.4	5,356.7	5,399.0	5,147.0	5,345.6	5,551.9	5,143.8
Average total deposits	19,559.9	18,614.2	18,785.5	18,990.9	18,260.3	18,989.4	17,547.2
Average long-term debt	455.8	457.0	457.5	458.1	458.4	456.7	538.2
Period-end total assets	23,740.9	22,153.9	22,796.0	22,766.1	21,576.9	23,740.9	21,576.9
Period-end loans, net of unearned income	9,825.0	9,622.2	8,844.9	8,946.9	8,192.4	9,825.0	8,192.4
Period-end available-for-sale securities	10,209.9	10,043.3	10,908.2	11,343.2	11,047.7	10,209.9	11,047.7
Period-end non-marketable securities	1,425.1	1,255.4	1,215.8	1,184.3	1,163.8	1,425.1	1,163.8
Period-end noninterest-bearing demand deposits	14,105.7	13,213.6	14,038.6	13,875.3	12,598.6	14,105.7	12,598.6
Period-end interest-bearing deposits	5,891.3	5,476.5	5,271.3	5,301.2	5,126.4	5,891.3	5,126.4
Period-end total deposits	19,997.0	18,690.1	19,309.9	19,176.5	17,725.1	19,997.0	17,725.1
Off-balance sheet:
Average total client investment funds	$24,958.6	$23,201.0	$22,490.0	$21,175.8	$20,929.1	$23,549.7	$19,892.0
Period-end total client investment funds	25,318.3	24,001.8	22,980.8	22,512.8	21,058.4	25,318.3	21,058.4
Total unfunded credit commitments	10,675.6	9,785.7	9,170.3	8,610.8	8,710.2	10,675.6	8,710.2
Earnings ratios:
Return on average assets (annualized) (3)	1.16%	0.88%	0.74%	0.90%	0.77%	0.93%	0.79%
Non-GAAP return on average assets (annualized) (1)	1.16	0.88	0.74	0.90	0.77	0.93	0.76
Return on average SVBFG stockholders’ equity (annualized) (4)	14.05	10.12	8.89	10.99	9.44	11.06	9.77
Non-GAAP return on average SVBFG stockholders’ equity (annualized) (1)	14.05	10.12	8.89	10.99	9.44	11.06	9.33
Asset quality ratios:
Allowance for loan losses as a % of total gross loans	1.26%	1.23%	1.26%	1.23%	1.23%	1.26%	1.23%
Allowance for loan losses for performing loans as a % of total gross performing loans	1.13	1.13	1.18	1.16	1.16	1.13	1.16
Gross charge-offs as a % of average total gross loans (annualized)	0.34	0.68	0.26	0.36	0.23	0.43	0.47
Net charge-offs as a % of average total gross loans (annualized)	0.23	0.49	0.20	0.28	0.17	0.31	0.32
Other ratios:
Operating efficiency ratio (5)	36.89%	53.32%	61.52%	49.72%	60.33%	47.86%	60.36%
Non-GAAP operating efficiency ratio (1)	55.50	59.01	66.53	59.67	62.93	59.89	63.11
Total risk-based capital ratio	14.16	14.03	14.59	14.05	14.34	14.16	14.34
Tangible common equity to tangible assets (1)	8.19	8.34	8.26	8.04	8.27	8.19	8.27
Tangible common equity to risk-weighted assets (1)	12.96	12.73	13.94	13.53	13.93	12.96	13.93
Period-end loans, net of unearned income, to deposits	49.13	51.48	45.80	46.66	46.22	49.13	46.22
Average loans, net of unearned income, to deposits	48.80	48.47	46.21	43.57	43.30	47.85	41.71
Book value per common share (6)	$42.64	$40.65	$41.85	$41.02	$40.10	$42.64	$40.10
Other statistics:
Average full-time equivalent employees	1,675	1,657	1,655	1,607	1,594	1,662	1,572
Period-end full-time equivalent employees	1,683	1,657	1,663	1,615	1,602	1,683	1,602

(1)
To supplement our unaudited condensed consolidated financial statements presented in accordance with generally accepted accounting principles in the United States (“GAAP”), we use certain non-GAAP measures. A reconciliation of non-GAAP calculations to GAAP is provided at the end of this release under the section “Use of Non-GAAP Financial Measures.”

(2)
Interest income on non-taxable investments is presented on a fully taxable equivalent basis using the federal statutory income tax rate of 35.0 percent. The taxable equivalent adjustments were $0.4 million for each of the quarters ended September 30, 2013, June 30, 2013 and March 31, 2013, and $0.5 million for each of the quarters ended December 31, 2012 and September 30, 2012. The taxable equivalent adjustments were $1.3 million and $1.5 million for the nine months ended September 30, 2013 and 2012, respectively.

(3)	Ratio represents annualized consolidated net income available to common stockholders divided by quarterly and year-to-date average assets.

(4)	Ratio represents annualized consolidated net income available to common stockholders divided by quarterly and year-to-date average SVBFG stockholders’ equity.

(5)	Ratio is calculated by dividing noninterest expense by total taxable equivalent net interest income plus noninterest income.

(6)	Book value per common share is calculated by dividing total SVBFG stockholders’ equity by total outstanding common shares.

Net Interest Income and Margin

Net interest income, on a fully taxable equivalent basis, was $177.5 million for the third quarter of 2013, compared to $170.5 million for the second quarter of 2013 and $154.9 million for the third quarter of 2012. The following table provides a summary of changes in interest income and interest expense attributable to both volume and rate from the second to the third quarter of 2013. Changes that are not solely due to either volume or rate (principally changes in the number of days from quarter to quarter) are allocated in proportion to the percentage changes in average volume and average rate:

	Q3'13 compared to Q2'13
	Increase (decrease) due to change in
(Dollars in thousands)	Volume	Rate	Total
Interest income:
Short-term investment securities	$721	$(303)	$418
Available-for-sale securities	(1,027)	(42)	(1,069)
Loans	8,926	(1,024)	7,902
Increase (decrease) in interest income, net	8,620	(1,369)	7,251
Interest expense:
Deposits	316	(4)	312
Short-term borrowings	(2)	(2)	(4)
Long-term debt	(1)	(65)	(66)
Increase (decrease) in interest expense, net	313	(71)	242
Increase (decrease) in net interest income	$8,307	$(1,298)	$7,009

The increase in net interest income, on a fully taxable equivalent basis, from the second to the third quarter of 2013, was primarily attributable to the following:

•
An increase in interest income from loans of $7.9 million to $139.7 million for the third quarter of 2013, of which $8.9 million of the increase was driven by an increase in average loan balances of $524 million, offset by a decline in loan yields. Overall loan yield decreased by 5 basis points to 5.81 percent, primarily attributable to an 11 basis point decrease in loan yields excluding loan fees. Loan yields, excluding loan fees, decreased to 4.85 percent, reflective of a continued change in the mix of our loans that are indexed to the national Prime rate instead of the SVB Prime rate, as well as growth in our lower-yielding venture capital/private equity loan portfolio. This decrease was offset by a 6 basis point increase in loan fee yield driven by a $1.5 million increase in loan prepayment fees.

•
A decrease in interest income from available-for-sale securities of $1.1 million to $44.8 million for the third quarter of 2013 primarily reflective of a $344 million decrease in average balances. Premium amortization expense remained relatively flat at $6.2 million for the third quarter of 2013. As of September 30, 2013, the remaining unamortized premium/discount balance on our available-for-sale securities portfolio was $88 million, compared to $100 million as of June 30, 2013.

Net interest margin, on a fully taxable equivalent basis, was 3.32 percent for the third quarter of 2013, compared to 3.40 percent for the second quarter of 2013 and 3.12 percent for the third quarter of 2012. The decrease in our net interest margin for the third quarter of 2013 was primarily due to higher levels of cash held at the Federal Reserve earning interest at the federal funds target rate. This increase in cash was a result of strong deposit growth during the quarter.

For the third quarter of 2013, 76.9 percent, or $7.5 billion, of our average outstanding gross loans were variable-rate loans that adjust at prescribed measurement dates upon a change in prime-lending rates or other variable-rate indices. This compares to 76.6 percent, or $7.1 billion, for the second quarter of 2013, and 75.1 percent, or $6.1 billion, for the third quarter of 2012. For the third quarter of 2013, average variable-rate available-for-sale securities were $1.2 billion, or 12.4 percent, of our available-for-sale securities portfolio. This compares to $1.5 billion, or 14.7 percent, for the second quarter of 2013, and $2.0 billion, or 19.2 percent, for the third quarter of 2012. These securities are indexed to and change with movements in the one-month LIBOR rate.

Investment Securities

Our investment securities portfolio consists of both an available-for-sale securities portfolio, which represents interest-earning investment securities, and a non-marketable and other securities portfolio, which primarily represents investments managed as part of our funds management business.

Available-for-Sale Securities

Our available-for-sale securities portfolio is a fixed income investment portfolio that is managed to optimize portfolio yield over the long-term consistent with our liquidity, credit diversification and asset/liability management strategies.

Average available-for-sale securities decreased by $344 million to $10.1 billion for the third quarter of 2013, compared to $10.4 billion for the second quarter of 2013 and $10.6 billion for the third quarter of 2012. Period-end available-for-sale securities were $10.2 billion at September 30, 2013, $10.0 billion at June 30, 2013 and $11.0 billion at September 30, 2012. The increase in period-end balances from the second to the third quarter of 2013 was primarily due to new investments of $686 million, partially offset by paydowns of $542 million. New investments were concentrated in fixed rate agency-issued mortgage securities and U.S. agency debentures. Additionally, the fair value of our available-for-sale securities portfolio increased by $27 million due to decreases in period-end market interest rates. This increase was reflected as a $16 million increase (net of tax) in our accumulated other comprehensive (loss) income within SVBFG stockholders' equity.

Non-Marketable and Other Securities

Our non-marketable and other securities portfolio primarily represents investments in venture capital funds, debt funds and private and public portfolio companies.

Non-marketable and other securities increased by $170 million to $1.4 billion ($470 million net of noncontrolling interests) at September 30, 2013, compared to $1.3 billion ($477 million net of noncontrolling interests) at June 30, 2013 and $1.2 billion ($474 million net of noncontrolling interests) at September 30, 2012. The increase of $170 million from the second quarter of 2013 to the third quarter of 2013 was attributable to valuation gains in our managed direct venture funds, primarily driven by one of our portfolio companies, FireEye, after its initial public offering ("IPO"). Reconciliations of our non-GAAP non-marketable securities, net of noncontrolling interests, are provided under the section “Use of Non-GAAP Financial Measures.”

Loans

Average loans, net of unearned income, were $9.5 billion for the third quarter of 2013, compared to $9.0 billion for the second quarter of 2013 and $7.9 billion for the third quarter of 2012. Period-end loans, net of unearned income, were $9.8 billion at September 30, 2013, compared to $9.6 billion at June 30, 2013 and $8.2 billion at September 30, 2012. The increase in average loan balances of $524 million from the second to the third quarter of 2013 came primarily from our venture capital/private equity and later-stage software portfolios. The increase in period-end loan balances from the second to the third quarter of 2013 came primarily from our software portfolio.

Loans (individually or in the aggregate) to any single client, equal to or greater than $20 million totaled $3.6 billion, $3.6 billion and $2.6 billion at September 30, 2013, June 30, 2013 and September 30, 2012, respectively, which represents 36.0 percent, 36.7 percent and 31.5 percent of total gross loans, respectively. Further details are provided under the section “Loan Concentrations.”

Credit Quality

The following table provides a summary of our allowance for loan losses:

	Three months ended			Nine months ended
(Dollars in thousands, except ratios)	September 30, 2013	June 30, 2013	September 30, 2012	September 30, 2013	September 30, 2012
Allowance for loan losses, beginning balance	$119,571	$112,205	$98,166	$110,651	$89,947
Provision for loan losses	10,638	18,572	6,788	35,023	29,316
Gross loan charge-offs	(8,149)	(15,375)	(4,637)	(29,150)	(25,757)
Loan recoveries	2,674	4,169	1,207	8,210	8,018
Allowance for loan losses, ending balance	$124,734	$119,571	$101,524	$124,734	$101,524
Provision for loan losses as a percentage of period-end total gross loans (annualized)	0.43%	0.77%	0.33%	0.47%	0.47%
Gross loan charge-offs as a percentage of average total gross loans (annualized)	0.34	0.68	0.23	0.43	0.47
Net loan charge-offs as a percentage of average total gross loans (annualized)	0.23	0.49	0.17	0.31	0.32
Allowance for loan losses as a percentage of period-end total gross loans	1.26	1.23	1.23	1.26	1.23
Period-end total gross loans	$9,914,199	$9,705,464	$8,266,168	$9,914,199	$8,266,168
Average total gross loans	9,627,912	9,100,420	7,976,257	9,164,538	7,380,458

Our provision for loan losses was $10.6 million for the third quarter of 2013, compared to $18.6 million for the second quarter of 2013. The provision of $10.6 million for the third quarter of 2013 was primarily driven by $5.5 million in net charge-offs, an increase of $3.1 million in the reserve for impaired loans and $2.3 million related to new loans during the quarter.

Gross loan charge-offs of $8.1 million for the third quarter of 2013 were primarily from our hardware and software loan portfolios. Loan recoveries of $2.7 million for the third quarter of 2013 were largely driven by a single recovery from our hardware portfolio.

Our allowance for loan losses as a percentage of total gross loans increased to 1.26 percent at September 30, 2013, compared to 1.23 percent at June 30, 2013. This increase was driven by an increase in reserves for impaired loans. Our allowance for loan losses for total gross performing loans as a percentage of total gross performing loans remained flat at 1.13 percent for September 30, 2013 compared to June 30, 2013, primarily due to the continued strong performance of our performing loan portfolio.

Our impaired loans totaled $38 million at September 30, 2013, compared to $41 million at June 30, 2013. The allowance for loan losses related to impaired loans was $13.5 million at September 30, 2013, compared to $10.4 million at June 30, 2013 contributing an additional 3 basis points to the allowance for loan losses for the third quarter ended 2013 compared to the second quarter ended 2013.

Client Funds

Our total client funds consist of both on-balance sheet deposits and off-balance sheet client investment funds. Our total average client funds increased by $2.7 billion to $44.5 billion for the third quarter of 2013, compared to $41.8 billion for the second quarter of 2013. Our total period-end client funds increased by $2.6 billion to $45.3 billion at September 30, 2013, compared to $42.7 billion at June 30, 2013.

Deposits

Average deposits were $19.6 billion for the third quarter of 2013, compared to $18.6 billion for the second quarter of 2013 and $18.3 billion for the third quarter of 2012. Period-end deposits were $20.0 billion at September 30, 2013, compared to $18.7 billion at June 30, 2013 and $17.7 billion at September 30, 2012. The increases in average and period-end deposits from the second to the third quarter of 2013 were in both noninterest-bearing demand deposits and interest-bearing deposits, primarily as a result of strong levels of early-stage and venture capital/private equity client additions.

Off-Balance Sheet Client Investment Funds

Average off-balance sheet client investment funds were $25.0 billion for the third quarter of 2013, compared to $23.2 billion for the second quarter of 2013 and $20.9 billion for the third quarter of 2012. Period-end client investment funds were $25.3 billion at September 30, 2013, compared to $24.0 billion at June 30, 2013 and $21.1 billion at September 30, 2012. The increases in average and period-end total client investment funds from the second to the third quarter of 2013 were primarily due to a large number of financing and public offering rounds for our investment clients. The increases were also attributable to our existing clients’ increased utilization of our off-balance sheet sweep product, which averaged $5.6 billion for the third quarter of 2013, compared to $4.9 billion for the second quarter of 2013.

Noninterest Income

Noninterest income was $257.7 million for the third quarter of 2013, compared to $98.2 million for the second quarter of 2013 and $69.1 million for the third quarter of 2012. Non-GAAP noninterest income, net of noncontrolling interests, was $105.8 million for the third quarter of 2013, compared to $67.5 million for the second quarter of 2013 and $55.6 million for the third quarter of 2012. Non-GAAP core fee income (foreign exchange fees, deposit service charges, credit card fees, client investment fees and letters of credit fees) was $37.2 million for the third quarter of 2013, compared to $36.5 million for the second quarter of 2013 and $34.4 million for the third quarter of 2012. Reconciliations of our non-GAAP noninterest income, non-GAAP core fee income and non-GAAP net gains on investment securities discussed in this section are provided under the section “Use of Non-GAAP Financial Measures.”

The increase of $159.5 million in noninterest income from the second to the third quarter of 2013 was primarily driven by higher gains from our non-marketable and other securities and equity warrant assets largely resulting from the increased valuations related to FireEye, after its IPO, during the third quarter of 2013. Unrealized gains from non-marketable and other securities for any single quarter, including FireEye, are typically driven by valuation changes, and are therefore subject to potential increases or decreases in future periods, depending on market conditions and other factors. The extent to which unrealized gains will become realized is subject to a variety of factors, including, among other things, the expiration of current lock-up agreements to which these securities, and the timing of actual sales of the securities, are subject. Items impacting the change in noninterest income from the second to the third quarter of 2013 were as follows:

•
Gains on investment securities of $187.9 million for the third quarter of 2013, compared to $40.6 million for the second quarter of 2013. Net of noncontrolling interests, net gains on investment securities were $36.5 million for the third quarter of 2013 compared to $9.5 million for the second quarter of 2013. The gains, net of noncontrolling interests, of $36.5 million for the third quarter of 2013 were primarily driven by the following:

◦	Gains of $28.2 million from our managed direct venture funds, primarily related to the increase in valuation and carried interest allocations related to FireEye after its IPO.

◦	Gains of $3.5 million from our investments in debt funds, primarily related to the increase in gains associated with FireEye in one of our debt fund investments.

◦	Gains of $3.1 million from our managed funds of funds, primarily related to unrealized valuation increases from three of our funds of funds.

◦
Gains of $1.5 million from our Strategic and other investments, primarily driven by $4.7 million from distributions of strategic venture capital fund investments, partially offset by a $3.9 million impairment recognized for a single direct equity investment.

As of September 30, 2013, we held investments, either directly or indirectly through 13 of our managed investment funds, in 455 funds (primarily venture capital funds), 90 companies and 5 debt funds.

The following tables provide a summary of non-GAAP net gains on investment securities, net of noncontrolling interests for the three months ended September 30, 2013 and June 30, 2013, respectively:

	Three months ended September 30, 2013
(Dollars in thousands)	Managed Funds Of Funds	Managed Direct Venture Funds	Debt Funds	Available- For-Sale Securities	Strategic and Other Investments	Total
Total gains on investment securities, net	$34,633	$147,976	$3,508	$219	$1,526	$187,862
Less: income (losses) attributable to noncontrolling interests, including carried interest	31,551	119,810	(1)	—	—	151,360
Non-GAAP net gains on investment securities, net of noncontrolling interests	$3,082	$28,166	$3,509	$219	$1,526	$36,502

	Three months ended June 30, 2013
(Dollars in thousands)	Managed Funds Of Funds	Managed Direct Venture Funds	Debt Funds	Available- For-Sale Securities	Strategic and Other Investments	Total
Total gains on investment securities, net	$33,626	$987	$1,799	$775	$3,374	$40,561
Less: income (losses) attributable to noncontrolling interests, including carried interest	30,021	1,047	(1)	—	—	31,067
Non-GAAP net gains (losses) on investment securities, net of noncontrolling interests	$3,605	$(60)	$1,800	$775	$3,374	$9,494

•
An increase of $10.2 million in "Other" noninterest income, primarily attributable to net gains of $8.1 million from the revaluation of foreign currency denominated instruments, compared to net losses of $0.6 million for the second quarter of 2013. The net gains of $8.1 million for the third quarter of 2013 were partially offset by net losses of $8.4 million on internal foreign exchange forward contracts used to economically reduce our foreign exchange exposure to these foreign currency denominated instruments, which are included within noninterest income on the line item "gains on derivative instruments, net" as noted below.

•
Net gains on derivative instruments were $10.2 million for the third quarter of 2013, compared to $9.0 million for the second quarter of 2013. The following table provides a summary of our net gains on derivative instruments:

	Three months ended			Nine months ended
(Dollars in thousands)	September 30, 2013	June 30, 2013	September 30, 2012	September 30, 2013	September 30, 2012
Net gains on equity warrant assets	$18,780	$7,190	$547	$29,475	$12,358
Gains on foreign exchange forward contracts, net:
Gains on client foreign exchange forward contracts, net	369	1,013	607	2,179	3,002
(Losses) gains on internal foreign exchange forward contracts, net (1)	(8,423)	712	220	(1,511)	1,162
Total (losses) gains on foreign exchange forward contracts, net	(8,054)	1,725	827	668	4,164
Change in fair value of interest rate swaps	(7)	(33)	74	20	571
Net (losses) gains on other derivatives (2)	(517)	94	(337)	55	(1,293)
Total gains on derivative instruments, net	$10,202	$8,976	$1,111	$30,218	$15,800

(1)	Represents the change in fair value of foreign exchange forward contracts used to economically reduce our foreign exchange exposure related to certain foreign currency denominated instruments.

(2)	Primarily represents the change in fair value of loan conversion options.
The increase in net gains on derivative instruments from the second to the third quarter of 2013 was primarily attributable to the following:

◦
Net gains on equity warrant assets of $18.8 million for the third quarter of 2013, compared to $7.2 million for the second quarter of 2013. The net gains of $18.8 million for the third quarter of 2013 included the following:

•	Net gains of $14.5 million from changes in warrant valuations, compared to net gains of $5.7 million for the second quarter of 2013. The net gains of $14.5 million for the third quarter of 2013 were primarily driven by IPO and M&A activity, and included $8.1 million from a single warrant client, FireEye.

•	Net gains of $4.5 million from the exercise of equity warrant assets, compared to net gains of $1.6 million for the second quarter of 2013.

◦
Net losses of $8.4 million on internal foreign exchange forward contracts used to economically reduce our foreign exchange exposure to foreign currency denominated instruments for the third quarter of 2013, compared to net gains of $0.7 million for the second quarter of 2013. These losses were partially offset by net gains of $8.1 million from the revaluation of foreign currency denominated instruments that are included in the line item "Other" within noninterest income as noted above.

•
Non-GAAP core fee income was $37.2 million for the third quarter of 2013, compared to $36.5 million for the second quarter of 2013. The following table provides a summary of our non-GAAP core fee income:

	Three months ended			Nine months ended
(Dollars in thousands)	September 30, 2013	June 30, 2013	September 30, 2012	September 30, 2013	September 30, 2012
Non-GAAP core fee income:
Foreign exchange fees	$12,887	$12,778	$12,211	$39,113	$36,345
Deposit service charges	8,902	8,907	8,369	26,602	24,834
Credit card fees	8,188	7,609	6,348	23,245	18,185
Letters of credit and standby letters of credit fees	3,790	3,654	3,495	10,879	10,427
Client investment fees	3,393	3,524	3,954	10,392	10,226
Total Non-GAAP core fee income	$37,160	$36,472	$34,377	$110,231	$100,017

Non-GAAP core fee income increased $0.7 million from the second to the third quarter of 2013 primarily due to credit card fees resulting from increased interchange volume. (See non-GAAP reconciliation under the section “Use of Non-GAAP Financial Measures”.)

Noninterest Expense

Noninterest expense was $160.5 million for the third quarter of 2013, compared to $143.3 million for the second quarter of 2013 and $135.2 million for the third quarter of 2012. The key factors contributing to the increase in noninterest expense from the second to the third quarter of 2013 were as follows:

•	An increase of $12.1 million in compensation and benefits expense. The following table provides a summary of our compensation and benefits expense:

	Three months ended			Nine months ended
(Dollars in thousands)	September 30, 2013	June 30, 2013	September 30, 2012	September 30, 2013	September 30, 2012
Compensation and benefits:
Salaries and wages	$39,926	$39,209	$37,769	$118,458	$113,391
Incentive compensation plan	28,723	20,420	18,760	68,320	53,259
ESOP	1,876	1,240	1,425	6,132	8,911
Other employee benefits (1)	26,344	23,873	21,308	77,405	67,823
Total compensation and benefits	$96,869	$84,742	$79,262	$270,315	$243,384
Period-end full-time equivalent employees	1,683	1,657	1,602	1,683	1,602
Average full-time equivalent employees	1,675	1,657	1,594	1,662	1,572

(1)
Other employee benefits expense includes employer payroll taxes, group health and life insurance, share-based compensation, 401(k), warrant and retention plans, agency fees and other employee-related expenses.

The key factors affecting compensation and benefits expense from the second to the third quarter of 2013 were as follows:

◦
An increase of $8.3 million in incentive compensation expense, primarily related to our strong performance in the third quarter of 2013 and our current expectation that we will exceed our internal performance targets for 2013.

◦
An increase of $2.5 million in other employee benefits, primarily related to warrant incentive compensation expense of $1.4 million resulting from the gains recorded for the increase in valuation related to FireEye after its IPO.

•	An increase of $2.3 million in professional services expense primarily from increased consulting expenses related to our ongoing business and IT infrastructure initiatives.

•
A provision for unfunded credit commitments of $2.8 million for the third quarter of 2013, compared to a provision of $1.3 million for the second quarter of 2013. The provision of $2.8 million for the third quarter of 2013 was primarily due to an increase in unfunded credit commitment balances of $890 million.

Non-GAAP noninterest expense, net of noncontrolling interests was $157.2 million for the third quarter of 2013, compared to $140.4 million for the second quarter of 2013 and $132.4 million for the third quarter of 2012. Reconciliations of our non-GAAP noninterest expense, net of noncontrolling interests, are provided under the section “Use of Non-GAAP Financial Measures.”

Income Tax Expense

Our effective tax rate was 41.2 percent for the third quarter of 2013, compared to 38.2 percent for the second quarter of 2013 and 40.2 percent for the third quarter of 2012. Our effective tax rate was 39.8 percent for the nine months ended September 30, 2013, compared to 40.2 percent for the comparable 2012 period. The increase in the tax rate from the second quarter to the third quarter of 2013 was primarily attributable to a one-time prior period tax adjustment of $2.9 million recorded in the third quarter of 2013. Excluding the impact of the adjustment, our effective tax rate would have been 38.7 percent for both the third quarter of 2013 and nine months ended September 30, 2013.

Our effective tax rate is calculated by dividing income tax expense by the sum of income before income tax expense and net income attributable to noncontrolling interests.

Noncontrolling Interests

Included in net income is income and expense related to noncontrolling interests. The relevant amounts allocated to investors other than us are reflected under “Net Income Attributable to Noncontrolling Interests” in our statements of income. The following table provides a summary of net income attributable to noncontrolling interests:

	Three months ended			Nine months ended
(Dollars in thousands)	September 30, 2013	June 30, 2013	September 30, 2012	September 30, 2013	September 30, 2012
Net interest income (1)	$(19)	$(20)	$(50)	$(63)	$(131)
Noninterest income (1)	(169,126)	(31,498)	(14,416)	(223,912)	(32,258)
Noninterest expense (1)	3,290	2,867	2,723	9,017	9,488
Carried interest (2)	17,296	747	892	18,841	(2,568)
Net income attributable to noncontrolling interests	$(148,559)	$(27,904)	$(10,851)	$(196,117)	$(25,469)

(1)	Represents noncontrolling interests’ share in net interest income, noninterest income and noninterest expense.

(2)	Represents the preferred allocation of income earned by the general partners or limited partners of certain consolidated funds.

Net income attributable to noncontrolling interests was $148.6 million for the third quarter of 2013, compared to $27.9 million for the second quarter of 2013 and $10.9 million for the third quarter of 2012. Net income attributable to noncontrolling interests of $148.6 million for the third quarter of 2013 was primarily a result of the following:

•
Net gains on investment securities (including carried interest) attributable to noncontrolling interests of $151.4 million, primarily from gains of $119.8 million from our managed direct venture funds.

•	Noninterest expense of $3.3 million, primarily related to management fees paid by the noncontrolling interests to our subsidiaries that serve as the general partner.

SVBFG Stockholders’ Equity

Total SVBFG stockholders’ equity increased by $97 million to $1.9 billion at September 30, 2013, primarily due to net income of $67.6 million in the third quarter of 2013. Increases to accumulated other comprehensive income of $15 million and additional paid-in capital of $14 million also contributed to the increase in stockholders' equity. The increase to accumulated other comprehensive income was driven by a $27 million increase in the fair value of our available-for-sale securities portfolio ($16 million net of tax), which was reflective of a decrease in period-end market interest rates. The increase in additional paid-in capital was primarily driven by amortization of share-based compensation and stock option exercises.

Outlook for the Year Ending December 31, 2013 and Preliminary 2014 Outlook for Selected Items

Our outlook for the year ending December 31, 2013 and our preliminary outlook for selected items for the year ending December 31, 2014 are provided below on a GAAP basis, unless otherwise noted. We have provided our current outlook for the expected full year results of our significant forecasted activities. In general, we do not provide our outlook for certain items (such as gains (losses) from warrants and investment securities) where the timing or financial impact are particularly uncertain and/or subject to market or other conditions beyond our control (such as the level of IPO, M&A or general financing activity), or for potential unusual or non-recurring items. The outlook assumptions presented below are, by their nature, forward-looking statements and are subject to substantial risks and uncertainties, which are discussed below under the caption “Forward-Looking Statements.”

For the year ending December 31, 2013, compared to our 2012 results, our outlook is the following:

	Current full year 2013 outlook compared to 2012 results (as of October 24, 2013)	Change in outlook compared to outlook reported as of July 25, 2013
Average loan balances	Increase at a percentage rate in the low twenties	No change from previous outlook
Average deposit balances	Increase at a percentage rate in the mid single digits	No change from previous outlook
Net interest income (1)	Increase at a percentage rate in the low double digits	Outlook increased from high single digits due to higher than expected loan and deposit growth in the third quarter of 2013
Net interest margin (1)	Between 3.25% and 3.35%	No change from previous outlook
Allowance for loan losses for total gross performing loans as a percentage of total gross performing loans	Comparable to 2012 levels	No change from previous outlook
Net loan charge-offs	Between 0.30% and 0.50% of average total gross loans	No change from previous outlook
Nonperforming loans as a percentage of total gross loans	Comparable to 2012 levels	No change from previous outlook
Core fee income (foreign exchange fees, deposit service charges, credit card fees, client investment fees and letters of credit income) (2)	Increase at a percentage rate in the high single digits	Outlook decreased from low double digits as a result of lower than expected client investment fees due to historically low margins on certain products in the third quarter of 2013
Noninterest expense (excluding expenses related to noncontrolling interests) (2) (3)	Increase at a percentage rate in the low double digits	Outlook increased from mid single digits primarily due to higher than expected incentive compensation expense related to strong warrant and net investment gains in the third quarter of 2013

(1)
Our outlook for net interest income and net interest margin is partly based on management's current forecast of prepayment rates on our mortgage-backed securities in our available-for-sale securities portfolio and their impact on our forecasted premium amortization expense. Such forecasts are subject to change, and actual results may differ, based on market conditions and actual prepayment rates. See also other factors that may cause our outlook to differ from our actual results under the "Forward Looking Statements" section below.

(2)	Non-GAAP

(3)
Our outlook for noninterest expense is partly based on management's current forecast of performance-based incentive compensation expenses. Such forecasts are subject to change, and actual results may differ, based on our performance relative to our set internal performance targets.

Preliminary 2014 Outlook for Selected Items

For the year ending December 31, 2014 compared to our full year 2013 expected results, we currently expect the following: (1) average loan growth in the mid-teens, (2) net loan charge-offs between 0.30% and 0.50% of average total gross loans (assuming no significant deterioration in the overall economy), (3) net interest income growth in the high single digits, (4) core fee income growth from the high single digits to the low double digits, and (5) non-GAAP expense growth (excluding expenses related to noncontrolling interests) in the mid-single digits.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts, such as forecasts of our future financial results and condition, expectations for our operations and business, and our underlying assumptions of such forecasts and expectations. In this release, including the sections “Outlook for the Year Ending December 31, 2013 and Preliminary 2014 Outlook for Selected Items” above, we make forward-looking statements discussing management’s expectations about economic conditions; opportunities in the market; the outlook on our client performance; our financial, credit, and business performance; expense levels; and financial results (and the components of such results) for certain quarters in, and for the full years 2013 and 2014.

Although management believes that the expectations reflected in our forward-looking statements are reasonable and has based these expectations on our beliefs and assumptions, such expectations are not guarantees and may prove to be incorrect. Actual results could differ significantly. Factors that may cause the outlook for the years 2013 and 2014 and other forward-looking statements herein to change include, among others, the following: (i) deterioration, weaker than expected, or other changes in the state of the economy or the markets in which we conduct business or are served by us (including the levels of IPOs and M&A activities), (ii) changes in the volume and credit quality of our loans, (iii)  the impact of changes in interest rates or market levels or factors affecting or affected by them, especially on our loan and investment portfolios (iv) changes in our deposit levels, (v) changes in the performance or equity valuations of funds or companies in which we have invested or hold derivative instruments or equity warrant assets, (vi) variations from our expectations as to factors impacting our cost structure, (vii) changes in our assessment of the creditworthiness or liquidity of our clients or unanticipated effects of credit concentration risks which create or exacerbate deterioration of such creditworthiness or liquidity, (viii) accounting changes, as required by GAAP, and (ix) regulatory or legal changes or impacts upon us. For additional information about these factors, please refer to our public reports filed with the U.S. Securities and Exchange Commission, including our most recently-filed quarterly or annual report. The forward-looking statements included in this release are made only as of the date of this release. We do not intend, and undertake no obligation, to update these forward-looking statements.

Earnings Conference Call

On October 24, 2013, we will host a conference call at 3:00 p.m. (Pacific Time) to discuss the financial results for the quarter ended September 30, 2013. The conference call can be accessed by dialing (877) 663-9523 or (404) 665-9482, and referencing the conference ID “85895418.” A live webcast of the audio portion of the call can be accessed on the Investor Relations section of our website at www.svb.com. A replay of the conference call will be available beginning at approximately 6:00 p.m. (Pacific Time) on Thursday, October 24, 2013, through midnight on Tuesday, October 29, 2013, and may be accessed by dialing (855) 859-2056 or (404) 537-3406 and referencing conference ID number “85895418.” A replay of the audio webcast will also be available on www.svb.com for 12 months beginning Thursday, October 24, 2013.

About SVB Financial Group

For three decades, SVB Financial Group and its subsidiaries, including Silicon Valley Bank, have been dedicated to helping entrepreneurs succeed. SVB Financial Group is a financial holding company that serves companies in the technology, life science, venture capital, private equity and premium wine industries. Offering diversified financial services through Silicon Valley Bank, SVB Analytics, SVB Capital, and SVB Private Bank, SVB Financial Group provides clients with commercial, investment, international and private banking services. The company also offers funds management, broker-dealer transactions and asset management, as well as the added value of its knowledge and networks worldwide. Headquartered in Santa Clara, California, SVB Financial Group (Nasdaq: SIVB) operates through 28 offices in the U.S. and international operations in China, India, Israel and the United Kingdom. More information on the company can be found at www.svb.com.

Banking services are provided by Silicon Valley Bank, a member of the FDIC and the Federal Reserve System. SVB Private Bank is a division of Silicon Valley Bank. SVB Financial Group is also a member of the Federal Reserve System.

SVB FINANCIAL GROUP AND SUBSIDIARIES
INTERIM CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three months ended			Nine months ended
(Dollars in thousands, except share data)	September 30, 2013	June 30, 2013	September 30, 2012	September 30, 2013	September 30, 2012
Interest income:
Loans	$139,687	$131,785	$121,446	$395,216	$344,842
Available-for-sale securities:
Taxable	43,604	44,657	38,493	134,013	129,940
Non-taxable	797	807	894	2,403	2,693
Federal funds sold, securities purchased under agreements to resell and other short-term investment securities	1,152	734	1,125	2,605	3,075
Total interest income	185,240	177,983	161,958	534,237	480,550
Interest expense:
Deposits	2,397	2,085	1,740	6,533	4,835
Borrowings	5,747	5,817	5,788	17,358	18,414
Total interest expense	8,144	7,902	7,528	23,891	23,249
Net interest income	177,096	170,081	154,430	510,346	457,301
Provision for loan losses	10,638	18,572	6,788	35,023	29,316
Net interest income after provision for loan losses	166,458	151,509	147,642	475,323	427,985
Noninterest income:
Gains on investment securities, net	187,862	40,561	20,228	255,861	53,876
Foreign exchange fees	12,887	12,778	12,211	39,113	36,345
Gains on derivative instruments, net	10,202	8,976	1,111	30,218	15,800
Deposit service charges	8,902	8,907	8,369	26,602	24,834
Credit card fees	8,188	7,609	6,348	23,245	18,185
Letters of credit and standby letters of credit fees	3,790	3,654	3,495	10,879	10,427
Client investment fees	3,393	3,524	3,954	10,392	10,226
Other	22,426	12,230	13,423	38,183	39,165
Total noninterest income	257,650	98,239	69,139	434,493	208,858
Noninterest expense:
Compensation and benefits	96,869	84,742	79,262	270,315	243,384
Professional services	18,966	16,633	17,759	52,759	48,880
Premises and equipment	12,171	11,402	11,247	34,298	28,230
Business development and travel	7,378	7,783	6,838	23,433	21,743
Net occupancy	5,898	5,795	5,666	17,460	16,667
FDIC assessments	2,913	2,853	2,836	9,148	8,065
Correspondent bank fees	2,906	3,049	3,000	9,009	8,528
Provision for (reduction of) unfunded credit commitments	2,774	1,347	(400)	6,136	1,264
Other	10,649	9,688	8,963	30,272	26,188
Total noninterest expense	160,524	143,292	135,171	452,830	402,949
Income before income tax expense	263,584	106,456	81,610	456,986	233,894
Income tax expense	47,404	29,968	28,470	103,773	83,743
Net income before noncontrolling interests	216,180	76,488	53,140	353,213	150,151
Net income attributable to noncontrolling interests	(148,559)	(27,904)	(10,851)	(196,117)	(25,469)
Net income available to common stockholders	$67,621	$48,584	$42,289	$157,096	$124,682
Earnings per common share—basic	$1.48	$1.08	$0.95	$3.48	$2.82
Earnings per common share—diluted	1.46	1.06	0.94	3.43	2.79
Weighted average common shares outstanding—basic	45,580,105	45,164,138	44,449,243	45,179,664	44,146,574
Weighted average common shares outstanding—diluted	46,202,409	45,684,205	44,914,564	45,765,307	44,692,224

SVB FINANCIAL GROUP AND SUBSIDIARIES
INTERIM CONSOLIDATED BALANCE SHEETS
(Unaudited)

(Dollars in thousands, except par value and share data)	September 30, 2013	June 30, 2013	September 30, 2012
Assets:
Cash and cash equivalents	$1,942,744	$873,251	$906,680
Available-for-sale securities	10,209,917	10,043,341	11,047,730
Non-marketable and other securities	1,425,138	1,255,425	1,163,815
Investment securities	11,635,055	11,298,766	12,211,545
Loans, net of unearned income	9,824,982	9,622,172	8,192,369
Allowance for loan losses	(124,734)	(119,571)	(101,524)
Net loans	9,700,248	9,502,601	8,090,845
Premises and equipment, net of accumulated depreciation and amortization	65,385	65,644	68,270
Accrued interest receivable and other assets	397,432	413,639	299,594
Total assets	$23,740,864	$22,153,901	$21,576,934
Liabilities and total equity:
Liabilities:
Noninterest-bearing demand deposits	$14,105,728	$13,213,558	$12,598,639
Interest-bearing deposits	5,891,263	5,476,516	5,126,427
Total deposits	19,996,991	18,690,074	17,725,066
Short-term borrowings	5,580	5,400	508,170
Other liabilities	358,905	330,394	330,038
Long-term debt	455,744	455,938	458,314
Total liabilities	20,817,220	19,481,806	19,021,588
SVBFG stockholders’ equity:
Preferred stock, $0.001 par value, 20,000,000 shares authorized; no shares issued and outstanding	—	—	—
Common stock, $0.001 par value, 150,000,000 shares authorized; 45,608,370 shares, 45,460,543 shares and 44,510,524 shares outstanding, respectively	46	45	45
Additional paid-in capital	607,463	593,328	538,454
Retained earnings	1,331,975	1,264,354	1,124,415
Accumulated other comprehensive income (loss)	5,443	(9,771)	122,010
Total SVBFG stockholders’ equity	1,944,927	1,847,956	1,784,924
Noncontrolling interests	978,717	824,139	770,422
Total equity	2,923,644	2,672,095	2,555,346
Total liabilities and total equity	$23,740,864	$22,153,901	$21,576,934

SVB FINANCIAL GROUP AND SUBSIDIARIES
INTERIM AVERAGE BALANCES, RATES AND YIELDS
(Unaudited)

	Three months ended
	September 30, 2013			June 30, 2013			September 30, 2012
(Dollars in thousands)	Average balance	Interest income/ expense	Yield/ rate	Average balance	Interest income/ expense	Yield/ rate	Average balance	Interest income/ expense	Yield/ rate
Interest-earning assets:
Federal reserve deposits, federal funds sold, securities purchased under agreements to resell and other short-term investment securities (1)	$1,596,003	$1,152	0.29%	$693,297	$734	0.42%	$1,287,103	$1,125	0.35%
Available-for-sale securities: (2)
Taxable	10,000,154	43,604	1.73	10,342,873	44,657	1.73	10,478,071	38,493	1.46
Non-taxable (3)	82,048	1,226	5.93	82,943	1,242	6.01	91,654	1,375	5.97
Total loans, net of unearned income (4) (5)	9,545,941	139,687	5.81	9,022,173	131,785	5.86	7,907,606	121,446	6.11
Total interest-earning assets	21,224,146	185,669	3.47	20,141,286	178,418	3.55	19,764,434	162,439	3.27
Cash and due from banks	253,364			299,886			309,934
Allowance for loan losses	(124,254)			(118,635)			(102,506)
Other assets (6)	1,719,478			1,770,761			1,755,335
Total assets	$23,072,734			$22,093,298			$21,727,197
Funding sources:
Interest-bearing liabilities:
NOW deposits	$134,545	$119	0.35%	$140,725	$122	0.35%	$105,302	$88	0.33%
Money market deposits	3,755,620	1,866	0.20	3,220,618	1,552	0.19	2,790,021	1,219	0.17
Money market deposits in foreign offices	194,870	48	0.10	133,084	32	0.10	118,002	29	0.10
Time deposits	165,632	157	0.38	179,361	169	0.38	157,585	130	0.33
Sweep deposits in foreign offices	1,643,761	207	0.05	1,682,901	210	0.05	2,174,737	274	0.05
Total interest-bearing deposits	5,894,428	2,397	0.16	5,356,689	2,085	0.16	5,345,647	1,740	0.13
Short-term borrowings	6,316	3	0.19	24,019	7	0.12	26,751	12	0.18
5.375% Senior Notes	348,119	4,789	5.46	348,066	4,859	5.60	347,910	4,818	5.51
Junior Subordinated Debentures	55,094	833	6.00	55,138	832	6.05	55,269	830	5.97
6.05% Subordinated Notes	52,551	122	0.92	53,766	119	0.89	55,214	128	0.92
Total interest-bearing liabilities	6,356,508	8,144	0.51	5,837,678	7,902	0.54	5,830,791	7,528	0.51
Portion of noninterest-bearing funding sources	14,867,638			14,303,608			13,933,643
Total funding sources	21,224,146	8,144	0.15	20,141,286	7,902	0.15	19,764,434	7,528	0.15
Noninterest-bearing funding sources:
Demand deposits	13,665,460			13,257,481			12,914,697
Other liabilities	298,455			290,381			452,160
SVBFG stockholders’ equity	1,909,462			1,924,902			1,782,443
Noncontrolling interests	842,849			782,856			747,106
Portion used to fund interest-earning assets	(14,867,638)			(14,303,608)			(13,933,643)
Total liabilities and total equity	$23,072,734			$22,093,298			$21,727,197
Net interest income and margin		$177,525	3.32%		$170,516	3.40%		$154,911	3.12%
Total deposits	$19,559,888			$18,614,170			$18,260,344
Average SVBFG stockholders’ equity as a percentage of average assets			8.28%			8.71%			8.20%
Reconciliation to reported net interest income:
Adjustments for taxable equivalent basis		(429)			(435)			(481)
Net interest income, as reported		$177,096			$170,081			$154,430

(1)
Includes average interest-earning deposits in other financial institutions of $191 million, $157 million and $211 million for the quarters ended September 30, 2013, June 30, 2013 and September 30, 2012, respectively. For the quarters ended September 30, 2013, June 30, 2013 and September 30, 2012, balance also includes $1.3 billion, $404 million and $887 million, respectively, deposited at the Federal Reserve Bank, earning interest at the Federal Funds target rate.

(2)	Yields on available-for-sale securities are based on amortized cost, therefore do not give effect to unrealized changes in fair value that are reflected in other comprehensive income.

(3)	Interest income on non-taxable available-for-sale securities is presented on a fully taxable equivalent basis using the federal statutory tax rate of 35.0 percent for all periods presented.

(4)	Nonaccrual loans are reflected in the average balances of loans.

(5)	Interest income includes loan fees of $23.0 million, $20.3 million and $19.0 million for the quarters ended September 30, 2013, June 30, 2013 and September 30, 2012, respectively.

(6)
Average investment securities of $1.3 billion, $1.4 billion and $1.4 billion for the quarters ended September 30, 2013, June 30, 2013 and September 30, 2012, respectively, were classified as other assets as they are noninterest-earning assets. These investments primarily consisted of non-marketable securities.

SVB FINANCIAL GROUP AND SUBSIDIARIES
INTERIM AVERAGE BALANCES, RATES AND YIELDS
(Unaudited)

	Nine months ended
	September 30, 2013			September 30, 2012
(Dollars in thousands)	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate
Interest-earning assets:
Federal funds sold, securities purchased under agreements to resell and other short-term investment securities (1)	$1,040,073	$2,605	0.33%	$1,115,192	$3,075	0.37%
Investment securities: (2)
Taxable	10,379,311	134,013	1.73	10,574,021	129,940	1.64
Non-taxable (3)	82,927	3,697	5.96	92,002	4,143	6.02
Total loans, net of unearned income (4) (5)	9,086,179	395,216	5.82	7,318,537	344,842	6.29
Total interest-earning assets	20,588,490	535,531	3.48	19,099,752	482,000	3.37
Cash and due from banks	277,382			301,507
Allowance for loan losses	(119,491)			(100,795)
Other assets (6)	1,749,711			1,652,577
Total assets	$22,496,092			$20,953,041
Funding sources:
Interest-bearing liabilities:
NOW deposits	$136,899	$358	0.35%	$102,502	$246	0.32%
Money market deposits	3,342,363	4,913	0.20	2,646,272	3,212	0.16
Money market deposits in foreign offices	148,161	108	0.10	130,257	96	0.10
Time deposits	172,439	499	0.39	156,321	491	0.42
Sweep deposits in foreign offices	1,751,995	655	0.05	2,108,404	790	0.05
Total interest-bearing deposits	5,551,857	6,533	0.16	5,143,756	4,835	0.13
Short-term borrowings	34,840	74	0.28	91,772	133	0.20
5.375% senior notes	348,067	14,433	5.54	347,860	14,449	5.55
Junior subordinated debentures	55,137	2,497	6.05	55,313	2,493	6.02
5.70% Senior Notes	—	—	—	79,312	863	1.45
6.05% Subordinated Notes	53,527	354	0.88	55,122	382	0.93
Other long-term debt	—	—	—	642	94	19.14
Total interest-bearing liabilities	6,043,428	23,891	0.53	5,773,777	23,249	0.54
Portion of noninterest-bearing funding sources	14,545,062			13,325,975
Total funding sources	20,588,490	23,891	0.16	19,099,752	23,249	0.16
Noninterest-bearing funding sources:
Demand deposits	13,437,503			12,403,438
Other liabilities	316,024			355,571
SVBFG stockholders’ equity	1,899,783			1,704,957
Noncontrolling interests	799,354			715,298
Portion used to fund interest-earning assets	(14,545,062)			(13,325,975)
Total liabilities and total equity	$22,496,092			$20,953,041
Net interest income and margin		$511,640	3.32%		$458,751	3.21%
Total deposits	$18,989,360			$17,547,194
Average SVBFG stockholders’ equity as a percentage of average assets			8.44%			8.14%
Reconciliation to reported net interest income:
Adjustments for taxable equivalent basis		(1,294)			(1,450)
Net interest income, as reported		$510,346			$457,301

(1)
Includes average interest-earning deposits in other financial institutions of $175 million and $277 million for the nine months ended September 30, 2013 and 2012, respectively. For the nine months ended September 30, 2013 and 2012, balance also includes $687 million and $626 million, respectively, deposited at the Federal Reserve Bank, earning interest at the Federal Funds target rate.

(2)	Yields on interest-earning investment securities do not give effect to changes in fair value that are reflected in other comprehensive income.

(3)	Interest income on non-taxable investment securities is presented on a fully taxable equivalent basis using the federal statutory tax rate of 35.0 percent for all periods presented.

(4)	Nonaccrual loans are reflected in the average balances of loans.

(5)	Interest income includes loan fees of $60.0 million and $56.6 million for the nine months ended September 30, 2013 and 2012, respectively.

(6)
Average investment securities of $1.3 billion for both of the nine months ended September 30, 2013 and 2012, were classified as other assets as they are noninterest-earning assets. These investments primarily consisted of non-marketable securities.

Gains on Equity Warrant Assets

	Three months ended			Nine months ended
(Dollars in thousands)	September 30, 2013	June 30, 2013	September 30, 2012	September 30, 2013	September 30, 2012
Equity warrant assets (1):
Gains on exercises, net	$4,458	$1,611	$2,417	$6,883	$7,577
Cancellations and expirations	(149)	(118)	(252)	(371)	(1,424)
Changes in fair value	14,471	5,697	(1,618)	22,963	6,205
Total net gains on equity warrant assets (2)	$18,780	$7,190	$547	$29,475	$12,358

(1)
At September 30, 2013, we held warrants in 1,309 companies, compared to 1,302 companies at June 30, 2013 and 1,248 companies at September 30, 2012. The total value of our warrant portfolio was $92 million at September 30, 2013, compared to $77 million at June 30, 2013 and $70 million at September 30, 2012.

(2)	Net gains on equity warrant assets are included in the line item “Gains on derivative instruments, net” as part of noninterest income.

Reconciliation of Basic and Diluted Weighted Average Common Shares Outstanding

	Three months ended			Nine months ended
(Shares in thousands)	September 30, 2013	June 30, 2013	September 30, 2012	September 30, 2013	September 30, 2012
Weighted average common shares outstanding—basic	45,580	45,164	44,449	45,180	44,147
Effect of dilutive securities:
Stock options and employee stock purchase plan	430	380	346	405	402
Restricted stock units	193	140	120	180	143
Total effect of dilutive securities	623	520	466	585	545
Weighted average common shares outstanding—diluted	46,203	45,684	44,915	45,765	44,692

Capital Ratios

	September 30, 2013	June 30, 2013	September 30, 2012
SVB Financial Group:
Total risk-based capital ratio	14.16%	14.03%	14.34%
Tier 1 risk-based capital ratio	12.96	12.84	13.07
Tier 1 leverage ratio	8.75	8.78	8.02
Tangible common equity to tangible assets ratio (1)	8.19	8.34	8.27
Tangible common equity to risk-weighted assets ratio (1)	12.96	12.73	13.93
Silicon Valley Bank:
Total risk-based capital ratio	12.31%	12.42%	12.70%
Tier 1 risk-based capital ratio	11.08	11.20	11.41
Tier 1 leverage ratio	7.46	7.66	7.00
Tangible common equity to tangible assets ratio (1)	7.34	7.60	7.61
Tangible common equity to risk-weighted assets ratio (1)	11.17	11.18	12.40

(1)	These are non-GAAP calculations. A reconciliation of non-GAAP calculations to GAAP is provided at the end of this release under the section “Use of Non-GAAP Financial Measures.”

Loan Concentrations

(Dollars in thousands, except ratios and client data)	September 30, 2013	June 30, 2013	September 30, 2012
Loans (individually or in the aggregate) to any single client, equal to or greater than $20 million
Commercial loans:
Software	$1,303,875	$1,288,687	$929,588
Hardware	488,227	554,123	453,485
Venture capital/private equity	1,075,606	1,066,473	684,469
Life science	369,486	326,562	352,708
Premium wine (1)	22,725	19,971	6,000
Other	117,604	107,293	57,019
Total commercial loans	3,377,523	3,363,109	2,483,269
Real estate secured loans:
Premium wine (1)	107,037	108,101	74,343
Consumer and other (2)	43,733	43,933	—
Total real estate secured loans	150,770	152,034	74,343
Consumer loans (2)	43,126	43,072	45,000
Total loans individually equal to or greater than $20 million	$3,571,419	$3,558,215	$2,602,612
Loans (individually or in the aggregate) to any single client, less than $20 million
Commercial loans:
Software	$2,434,267	$2,305,267	$2,053,832
Hardware	665,167	663,489	751,574
Venture capital/private equity	877,555	852,258	723,877
Life science	738,575	769,019	685,619
Premium wine	128,113	124,019	129,194
Other	172,793	205,325	256,158
Total commercial loans	5,016,470	4,919,377	4,600,254
Real estate secured loans:
Premium wine	386,742	358,964	306,212
Consumer and other	816,239	758,310	609,525
Total real estate secured loans	1,202,981	1,117,274	915,737
Construction loans	72,572	66,774	48,505
Consumer loans	50,757	43,824	99,060
Total loans individually less than $20 million	$6,342,780	$6,147,249	$5,663,556
Total gross loans	$9,914,199	$9,705,464	$8,266,168
Loans individually equal to or greater than $20 million as a percentage of total gross loans	36.0%	36.7%	31.5%
Total clients with loans individually equal to or greater than $20 million	112	112	85
Loans individually equal to or greater than $20 million on nonaccrual status	$—	$—	$—

(1)	Premium wine clients can have loan balances included in both commercial loans and real estate secured loans, the combination of which are equal to or greater than $20 million.

(2)	Consumer loan clients can have loan balances included in both real estate secured loans and other consumer loans, the combination of which are equal to or greater than $20 million.

Credit Quality

	Period-end balances at
(Dollars in thousands, except ratios)	September 30, 2013	June 30, 2013	September 30, 2012
Nonperforming and past due loans:
Loans past due 90 days or more still accruing interest	$24	$1,861	$5,000
Impaired loans	38,048	41,159	39,397
Nonperforming loans as a percentage of total gross loans	0.38%	0.42%	0.48%
Nonperforming loans as a percentage of total assets	0.16	0.19	0.18
Allowance for loan losses	$124,734	$119,571	$101,524
As a percentage of total gross loans	1.26%	1.23%	1.23%
As a percentage of total gross nonperforming loans	327.83	290.51	257.69
Allowance for loan losses for impaired loans	$13,469	$10,353	$6,003
As a percentage of total gross loans	0.14%	0.11%	0.07%
As a percentage of total gross nonperforming loans	35.40	25.15	15.24
Allowance for loan losses for total gross performing loans	$111,265	$109,218	$95,521
As a percentage of total gross loans	1.12%	1.13%	1.16%
As a percentage of total gross performing loans	1.13	1.13	1.16
Total gross loans	$9,914,199	$9,705,464	$8,266,168
Total gross performing loans	9,876,151	9,664,305	8,226,771
Reserve for unfunded credit commitments (1)	28,456	25,647	23,075
As a percentage of total unfunded credit commitments	0.27%	0.26%	0.26%
Total unfunded credit commitments (2)	$10,675,569	$9,785,736	$8,710,228

(1)	The “reserve for unfunded credit commitments” is included as a component of “other liabilities.”

(2)	Includes unfunded loan commitments and letters of credit

Average Off-Balance Sheet Client Investment Funds (1)

	Three months ended			Nine months ended
(Dollars in millions)	September 30, 2013	June 30, 2013	September 30, 2012	September 30, 2013	September 30, 2012
Client directed investment assets	$7,412	$6,847	$7,528	$7,052	$7,406
Client investment assets under management	11,925	11,498	10,283	11,577	10,247
Sweep money market funds	5,621	4,856	3,118	4,920	2,239
Total average client investment funds	$24,959	$23,201	$20,929	$23,549	$19,892

Period-end Off-Balance Sheet Client Investment Funds (1)

	Period-end balances at
(Dollars in millions)	September 30, 2013	June 30, 2013	March 31, 2013	December 31, 2012	September 30, 2012
Client directed investment assets	$7,319	$6,978	$6,943	$7,604	$7,363
Client investment assets under management	12,045	11,770	11,571	10,824	10,291
Sweep money market funds	5,954	5,254	4,467	4,085	3,404
Total period-end client investment funds	$25,318	$24,002	$22,981	$22,513	$21,058

(1)	Off-Balance sheet client investment funds are maintained at third party financial institutions.

Use of Non-GAAP Financial Measures

To supplement our unaudited condensed consolidated financial statements presented in accordance with GAAP, we use certain non-GAAP measures (non-GAAP net income, non-GAAP EPS, non-GAAP noninterest income, non-GAAP net gains on investment securities, non-GAAP non-marketable securities, non-GAAP noninterest expense and non-GAAP financial ratios) of financial performance. Non-GAAP financial measures are not in accordance with, or an alternative for, GAAP. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. A non-GAAP financial measure may also be a financial metric that is not required by GAAP or other applicable requirement.

We believe that these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures (as applicable), provide meaningful supplemental information regarding our performance by: (i) excluding amounts attributable to noncontrolling interests for which we effectively do not receive the economic benefit or cost of, where indicated, or (ii) providing additional information used by management that is not otherwise required by GAAP or other applicable requirements. Our management uses, and believes that investors benefit from referring to, these non-GAAP financial measures in assessing our operating results and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate a comparison of our performance to prior periods. However, these non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, net income or other financial measures prepared in accordance with GAAP. In the financial tables below, we have provided a reconciliation of, where applicable, the most comparable GAAP financial measures to the non-GAAP financial measures used in this press release, or a reconciliation of the non-GAAP calculation of the financial measure.

In particular, in this press release, we use certain non-GAAP measures that exclude the following from net income and certain other financial line items in certain periods:

•
Income and expense attributable to noncontrolling interests — As part of our funds management business, we recognize the entire income or loss from certain funds where we own less than 100 percent. We are required under GAAP to consolidate 100 percent of the results of the funds that we are deemed to control or in which we have a majority ownership. The relevant amounts attributable to investors other than us are reflected under “Net Income Attributable to Noncontrolling Interests.” Our net income available to common stockholders includes only the portion of income or loss related to our ownership interest.

•	Gains of $5.0 million from the sale of certain available-for-sale securities in the second quarter of 2012.

•	Gains of $4.2 million from the sale of certain assets related to our equity management services business in the second quarter of 2012.

In addition, in this press release, we use certain non-GAAP financial ratios and measures that are not required by GAAP or exclude certain financial items from their calculations that are otherwise required under GAAP, including:

•
Tangible common equity to tangible assets ratio; tangible common equity to risk-weighted assets ratio — These ratios are not required by GAAP or applicable bank regulatory requirements, and are used by management to evaluate the adequacy of our capital levels. Our ratios are calculated by dividing total SVBFG stockholders’ equity, by total assets or total risk-weighted assets, as applicable, after reducing amounts by acquired intangibles. The manner in which this ratio is calculated varies among companies. Accordingly, our ratios are not necessarily comparable to similar measures of other companies.

•
Non-GAAP return on average assets ratio; Non-GAAP return on average SVBFG stockholders’ equity ratio — These ratios exclude certain financial items that are otherwise required under GAAP. Our ratios are calculated by dividing non-GAAP net income available to common stockholders (annualized) by average assets or average SVBFG stockholders’ equity, as applicable.

•
Non-GAAP operating efficiency ratio — This ratio excludes certain financial items that are otherwise required under GAAP. It is calculated by dividing noninterest expense by total taxable equivalent income, after reducing both amounts by taxable equivalent income and expense attributable to noncontrolling interests and the gains noted above for applicable periods.

•
Non-GAAP core fee income — This measure represents noninterest income, but excludes certain line items where performance is typically subject to market or other conditions beyond our control. We do not provide our outlook for the expected full year results for these excluded items, which include gains on investment securities, net, gains on derivative instruments, net, and other noninterest income items.

	Three months ended					Nine months ended
Non-GAAP net income and earnings per share (Dollars in thousands, except share amounts)	September 30, 2013	June 30, 2013	March 31, 2013	December 31, 2012	September 30, 2012	September 30, 2013	September 30, 2012
Net income available to common stockholders	$67,621	$48,584	$40,891	$50,421	$42,289	$157,096	$124,682
Less: gains on sales of certain available-for-sale securities (1)	—	—	—	—	—	—	(4,955)
Tax impact of gains on sales of available-for-sale securities	—	—	—	—	—	—	1,974
Less: net gains on the sale of certain assets related to our equity management services business (2)	—	—	—	—	—	—	(4,243)
Tax impact of net gains on the sale of certain assets related to our equity management services business	—	—	—	—	—	—	1,690
Non-GAAP net income available to common stockholders	$67,621	$48,584	$40,891	$50,421	$42,289	$157,096	$119,148
GAAP earnings per common share — diluted	$1.46	$1.06	$0.90	$1.12	$0.94	$3.43	$2.79
Less: gains on sales of certain available-for-sale securities (1)	—	—	—	—	—	—	(0.11)
Tax impact of gains on sales of available-for-sale securities	—	—	—	—	—	—	0.05
Less: net gains on the sale of certain assets related to our equity management services business (2)	—	—	—	—	—	—	(0.10)
Tax impact of net gains on the sale of certain assets related to our equity management services business	—	—	—	—	—	—	0.04
Non-GAAP earnings per common share — diluted	$1.46	$1.06	$0.90	$1.12	$0.94	$3.43	$2.67
Weighted average diluted common shares outstanding	46,202,409	45,684,205	45,393,025	44,982,031	44,914,564	45,765,307	44,692,224

(1)	Gains on the sale of $316 million in certain available-for-sale securities in the second quarter of 2012.

(2)	Gains from the sale of certain assets related to our equity management services business in the second quarter of 2012.

	Three months ended					Nine months ended
Non-GAAP return on average assets and average SVBFG stockholders’ equity (Dollars in thousands, except ratios)	September 30, 2013	June 30, 2013	March 31, 2013	December 31, 2012	September 30, 2012	September 30, 2013	September 30, 2012
Non-GAAP net income available to common stockholders	$67,621	$48,584	$40,891	$50,421	$42,289	$157,096	$119,148
Average assets	$23,072,734	$22,093,298	$22,314,559	$22,377,777	$21,727,197	$22,496,092	$20,953,041
Average SVBFG stockholders’ equity	$1,909,462	$1,924,902	$1,866,310	$1,825,592	$1,782,443	1,899,783	1,704,957
Non-GAAP return on average assets (annualized)	1.16%	0.88%	0.74%	0.90%	0.77%	0.85%	0.76%
Non-GAAP return on average SVBFG stockholders’ equity (annualized)	14.05	10.12	8.89	10.99	9.44	9.51	9.33%

	Three months ended					Nine months ended
Non-GAAP noninterest income, net of noncontrolling interests (Dollars in thousands)	September 30, 2013	June 30, 2013	March 31, 2013	December 31, 2012	September 30, 2012	September 30, 2013	September 30, 2012
GAAP noninterest income	$257,650	$98,239	$78,604	$126,688	$69,139	$434,493	$208,858
Less: income attributable to noncontrolling interests, including carried interest	151,830	30,751	22,490	51,114	13,524	205,071	34,826
Noninterest income, net of noncontrolling interests	105,820	67,488	56,114	75,574	55,615	229,422	174,032
Less: gains on sales of certain available-for-sale securities	—	—	—	—	—	—	4,955
Less: net gains on the sale of certain assets related to our equity management services business	—	—	—	—	—	—	4,243
Non-GAAP noninterest income, net of noncontrolling interests and excluding gains on sales of certain assets	$105,820	$67,488	$56,114	$75,574	$55,615	$229,422	$164,834

	Three months ended					Nine months ended
Non-GAAP core fee income (Dollars in thousands)	September 30, 2013	June 30, 2013	March 31, 2013	December 31, 2012	September 30, 2012	September 30, 2013	September 30, 2012
GAAP noninterest income	$257,650	$98,239	$78,604	$126,688	$69,139	$434,493	$208,858
Less: gains on investment securities, net	187,862	40,561	27,438	68,238	20,228	255,861	53,876
Less: gains on derivative instruments, net	10,202	8,976	11,040	6,320	1,111	30,218	15,800
Less: other noninterest income	22,426	12,230	3,527	15,236	13,423	38,183	39,165
Non-GAAP core fee income	$37,160	$36,472	$36,599	$36,894	$34,377	$110,231	$100,017

	Three months ended					Nine months ended
Non-GAAP net gains on investment securities, net of noncontrolling interests (Dollars in thousands)	September 30, 2013	June 30, 2013	March 31, 2013	December 31, 2012	September 30, 2012	September 30, 2013	September 30, 2012
GAAP net gains on investment securities (1)	$187,862	$40,561	$27,438	$68,238	$20,228	$255,861	$53,876
Less: income attributable to noncontrolling interests, including carried interest (2)	151,360	31,067	22,296	51,024	12,776	204,723	34,616
Net gains on investment securities, net of noncontrolling interests (3)	36,502	9,494	5,142	17,214	7,452	51,138	19,260
Less: gains on sales of certain available-for-sale securities	—	—	—	—	—	—	4,955
Non-GAAP net gains on investment securities, net of noncontrolling interests and excluding gains on sales of certain available-for-sale securities	$36,502	$9,494	$5,142	$17,214	$7,452	$51,138	$14,305

(1)	Includes $141.4 million in gains resulting from the increased valuation and carried interest of FireEye, after its IPO, during the third quarter of 2013.

(2)	Includes $112.0 million in gains resulting from the increased valuation and carried interest of FireEye, after its IPO, during the third quarter of 2013.

(3)	Includes $29.4 million in gains resulting from the increased valuation and carried interest of FireEye, after its IPO, during the third quarter of 2013.

	Three months ended					Nine months ended
Non-GAAP operating efficiency ratio, net of noncontrolling interests (Dollars in thousands, except ratios)	September 30, 2013	June 30, 2013	March 31, 2013	December 31, 2012	September 30, 2012	September 30, 2013	September 30, 2012
GAAP noninterest expense	$160,524	$143,292	$149,014	$143,049	$135,171	$452,830	$402,949
Less: amounts attributable to noncontrolling interests	3,290	2,867	2,860	1,848	2,723	9,017	9,488
Non-GAAP noninterest expense, net of noncontrolling interests	$157,234	$140,425	$146,154	$141,201	$132,448	$443,813	$393,461
GAAP taxable equivalent net interest income	$177,525	$170,516	$163,599	$161,032	$154,911	$511,640	$458,751
Less: income (losses) attributable to noncontrolling interests	19	20	24	(25)	50	63	131
Non-GAAP taxable equivalent net interest income, net of noncontrolling interests	177,506	170,496	163,575	161,057	154,861	511,577	458,620
Non-GAAP noninterest income, net of noncontrolling interests	105,820	67,488	56,114	75,574	55,615	229,422	164,834
Non-GAAP taxable equivalent revenue, net of noncontrolling interests	$283,326	$237,984	$219,689	$236,631	$210,476	$740,999	$623,454
Non-GAAP operating efficiency ratio	55.50%	59.01%	66.53%	59.67%	62.93%	59.89%	63.11%

Non-GAAP non-marketable and other securities, net of noncontrolling interests (Dollars in thousands)	September 30, 2013	June 30, 2013	March 31, 2013	December 31, 2012	September 30, 2012
GAAP non-marketable and other securities	$1,425,138	$1,255,425	$1,215,788	$1,184,265	$1,163,815
Less: noncontrolling interests in non-marketable and other securities	955,209	778,191	739,933	708,157	689,492
Non-GAAP non-marketable and other securities, net of noncontrolling interests	$469,929	$477,234	$475,855	$476,108	$474,323

SVB Financial Group tangible common equity, tangible assets and risk-weighted assets (Dollars in thousands, except ratios)	September 30, 2013	June 30, 2013	March 31, 2013	December 31, 2012	September 30, 2012
GAAP SVBFG stockholders’ equity	$1,944,927	$1,847,956	$1,882,219	$1,830,555	$1,784,924
Less: intangible assets	—	—	—	—	—
Tangible common equity	$1,944,927	$1,847,956	$1,882,219	$1,830,555	$1,784,924
GAAP total assets	$23,740,864	$22,153,901	$22,796,000	$22,766,123	$21,576,934
Less: intangible assets	—	—	—	—	—
Tangible assets	$23,740,864	$22,153,901	$22,796,000	$22,766,123	$21,576,934
Risk-weighted assets	$15,004,072	$14,519,635	$13,501,072	$13,532,984	$12,812,798
Tangible common equity to tangible assets	8.19%	8.34%	8.26%	8.04%	8.27%
Tangible common equity to risk-weighted assets	12.96	12.73	13.94	13.53	13.93

Silicon Valley Bank tangible common equity, tangible assets and risk-weighted assets (Dollars in thousands, except ratios)	September 30, 2013	June 30, 2013	March 31, 2013	December 31, 2012	September 30, 2012
Tangible common equity	$1,640,387	$1,585,117	$1,637,365	$1,591,643	$1,547,061
Tangible assets	$22,337,190	$20,867,463	$21,487,859	$21,471,111	$20,325,446
Risk-weighted assets	$14,679,608	$14,174,370	$13,147,423	$13,177,887	$12,478,371
Tangible common equity to tangible assets	7.34%	7.60%	7.62%	7.41%	7.61%
Tangible common equity to risk-weighted assets	11.17	11.18	12.45	12.08	12.40